Exhibit 10.3

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is entered into between Edison Nation, Inc. (“the Company” or “Employer”) and Philip Anderson (“Employee”).

WHEREAS, Employee was employed by Employer as an at-will employee subject to the terms of a September 2018 employment agreement, holding the position of Chief Financial Officer;

WHEREAS, Employer decided to terminate Employee’s employment effective June 7, 2019;

WHEREAS, Employer wishes to extend certain benefits to Employee in exchange for a full release of all claims related to Employee’s employment with and termination of employment from Employer;

WHEREAS, Employee wishes to obtain certain benefits in exchange for a full release of his potential claims against Employer; and

WHEREAS, this Agreement shall take effect on the eighth day following Employee’s execution of this Agreement (“Effective Date”);

THEREFORE, in consideration of the promises set forth below, the parties hereto agree as follows:

1.                   Termination Date. Employee’s employment with Employer is terminated effective June 7, 2019 (“Termination Date”).

2.                   Separation Benefits. If Employee executes this Agreement and does not revoke his acceptance in accordance with Section 11 of this Agreement, Employer agrees to provide the following benefits to which he would not otherwise be entitled:

Continued Salary: Continued payment of Employee’s base salary in accordance with the Employer’s regular payroll practices, less all relevant taxes and other withholdings, through the Termination Date. For the avoidance of doubt, the Separation Benefits outlined in this Section 2 shall consist of base salary continuation only, as set forth herein, and shall not include any bonus payments or any other payments whatsoever.

Employee acknowledges that he is not entitled to the benefits outlined in Section 2 of this Agreement but for his execution of the Agreement and, in particular, the provisions of Sections 5 to 8 of the Agreement. Employee acknowledges that he is not entitled to any further compensation or benefits from Employer pursuant to the Agreement (except as set forth in Section 3 of this Agreement) as a result of his employment, or for any reason bearing any relationship with Employer. Employee further acknowledges and agrees that he has been paid in full for any and all wages owed to him by Employer as a result of his employment and that no additional compensation whatsoever is owed to him.

3.                   Termination Payments. Employer shall pay Employee his normal salary through Termination Date. Employer will also pay Employee for any unused paid time off (PTO) accrued as of the Termination Date, less applicable deductions. The payments described in this Section 3 will be made regardless of Employee’s execution of this Agreement.

4.                   Expiration of Stock Option. Employer granted Employee options to purchase 210,000 shares of the Company’s common stock at a price of $5.00 per share pursuant to the terms, conditions and vesting schedule set forth in the Non-Qualified Option Agreement. (hereinafter the “Stock Option”). The 70,000 unvested options will vest concurrent with the execution of this Separation Agreemnt. Subsequently Executive will surrender all stock options awarded to him and will receive in exchange an award of 100,000 “Restricted Stock Units” (the “RSUs”) under the Company’s Omnibus Incentive Plan (the “Incentive Plan”), which surrender will be effective on the date that the Company has taken all appropriate action to issue the RSUs. Upon vesting, the RSUs will be paid to the Executive in the form of the Company’s common stock. The RSUs will become vested upon the Executive’s completion of his consulting services specified in this Agreement or, if sooner, upon a change in control of the Company (as described in the Incentive Plan) or the Executive’s death. The RSUs will be subject to the further terms of the Incentive Plan

5.                   Release. Employee hereby releases and discharges Employer (Edison Nation, Inc.) and its affiliates, subsidiaries and owners, and each and every one of their former or current directors, shareholders, officers, employees, members, agents, successors, predecessors, subsidiaries, affiliates, assignees and attorneys (hereinafter the “Released Parties”) of and from all actions, causes of action, claims or complaints (collectively, “Claims”), known or unknown, in law or equity, which Employee or his heirs, executors, administrators, successors, assigns, agents, representatives or attorneys ever had or now have by reason of any matter, cause or thing whatsoever at any time up to and including the date of execution of the Agreement, arising out of or under federal, state, or local law in connection with his employment by Employer. This release includes, but is not limited to, Claims arising under applicable tort, contract, or personal injury laws, federal laws including, but not limited to, Title VII of the Civil Rights Acts of 1964 and 1991 (“Title VII”), the Americans With Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Employee Retirement Income Security Act (“ERISA”) (other than any accrued benefit(s) to which Employee has a non-forfeitable right under any ERISA retirement benefit plan), the Worker Adjustment and Retraining Notification Act, the federal Equal Pay Act, the Family and Medical Leave Act; any labor and employment law enacted by the State of New York or the City of New York, including, but not limited to, the New York State Human Rights Law, the New York City Human Rights Act, the New York State Equal Pay Law, the New York State Labor Law, the New York Whistleblower Law, or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours, benefits, expense reimbursements, or any other terms and conditions of employment and termination of employment; and Employee releases any Claims against the Released Parties for the termination of his employment, retaliation, breach of implied covenant of good faith and fair dealing, promissory estoppel, intentional infliction of emotional distress, wrongful discharge, tortious termination in violation of public policy, breach of contract, severance, defamation, malicious prosecution, tortious interference, fraudulent misrepresentation, negligent misrepresentation, unfair business practices, interference with business opportunity or with contracts, breach of fiduciary duty, unfair insurance practices, torts, assault, equitable relief or any other Claims that he now has or may have had, or hereafter claims to have, on behalf of herself or any other persons or entities, at any time, arising out of or relating to any acts or omissions done or occurring prior to and including the date of this Agreement. Except as provided in this Agreement, Employee further agrees not to sue or otherwise institute, or cause to be instituted, any complaint against Employer or any of the other Released Parties in any federal or state court or other forum concerning any Claim released herein. Employee intends to release all Claims to the fullest extent permitted by applicable law. Employee understands and agrees that, while he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to be true with respect to the subject matters of this Agreement, it is his intention by signing this Agreement to fully, finally, and forever release any and all Claims whether now known or unknown, suspected or unsuspected, which now exist, may exist, or previously have existed as set forth above. Notwithstanding the foregoing, nothing in the Agreement seeks to waive claims that cannot be waived as a matter of law, including administrative charges (as set forth below), claims for unemployment compensation, and claims for workers’ compensation benefits, however, Employee represents that he has not suffered any type of injury which he believes to be work-related.

6.                   Administrative Charges and Other Regulatory Agencies. Nothing in this Agreement shall be construed to prohibit Employee from contacting, filing a charge, or participating in any proceeding or investigation by the U.S. Equal Employment Opportunity Commission (“EEOC”), U.S. Department of Labor (“DOL”), National Labor Relations Board (“NLRB”), Occupational Safety and Health Administration (“OSHA”), the Financial Industry Regulatory Authority (“FINRA”), Securities and Exchange Commission (“SEC”), or any comparable state or local entity. Employee further waives any right he may have to recover financial damages, including costs and attorney’s fees, that may otherwise inure to Employee as a result of any EEOC, DOL, NLRB, OSHA, and/or comparable state or local entity charge or proceeding against Employer.

7.                   Non-Assistance. Employee agrees that, absent compulsion of court order, subpoena or regulatory request, he will not directly or indirectly assist any non-governmental third party or other non-governmental entity in maintaining, proceeding upon, or litigating any claim of any kind in any forum against any of the Released Parties in connection with their employment or relationship with Employer. With respect to any charges or complaints that have been or may be filed concerning events or actions relating to his employment, Employee waives and releases any right he may have to recover in any lawsuit or proceeding brought by an administrative agency or other person on his behalf. Employee’s obligations under this Section are subject to his rights under Section 6 of the Agreement.

8.                   ADEA Release. As stated in Section 5 above, this waiver and release and covenant not to sue specifically applies to any and all causes of action under the ADEA, except for a legal challenge to the validity of Employee’s ADEA waiver and release.

9.                 Consultation With Counsel. Employer hereby advises Employee to consult with an attorney prior to executing the Agreement.

10.               Consideration Period. Employee understands that he has twenty-one (21) calendar days from the date of delivery of the Agreement to consider whether or not to execute the Agreement.

11.               Revocation. Employee understands that he may revoke the Agreement at any time up to and including seven (7) calendar days after his execution of the Agreement, and that the Agreement does not take effect until after expiration of that seven (7) day period. Any revocation may be in writing and signed by Employee and received by Edison Nation, Inc. prior to the expiration of the seven (7) day period set forth herein.

12.               Knowing and Voluntary Agreement. Employee acknowledges that he has read carefully the entire Agreement, including but not limited to the release provisions of Sections 5 to 8 of the Agreement and affirms that he is executing the Agreement knowingly and voluntarily.

13.               Non-Disparagement. As a material inducement to Employer to provide Employee with the separation benefits set forth herein, Employee agrees not to make negative comments or otherwise disparage Employer or its Affiliates or any of their officers, directors, managers, employees, consultants, equity holders, agents, or products. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings or administrative or arbitral proceedings (including depositions in connection with such proceedings). Employee’s obligations under this Section are subject to any rights otherwise provided in this Agreement.

14.               Non-Solicitation of Employees or Independent Contractors. As a material inducement to Employer to provide Employee with the separation benefits set forth herein, Employee hereby agrees that, for a period of one (1) year following the Termination Date, Employee shall not, directly or indirectly, solicit or attempt to induce any employee of Employer or independent contractor engaged and/or utilized by Employer in any capacity to terminate his/her employment with, or engagement by, Employer.

15.               Non-Solicitation of Customers, Prospective Customers or Vendors. As a material inducement to Employer to provide Employee with the separation benefits set forth herein, Employee hereby agrees that, for a period of one (1) year following the Termination Date, Employee shall not, directly or indirectly, sell or distribute products or services of the type sold, provided or distributed by Employer to any Customer, Prospective Customer or solicit any Vendor of Employer for any other entity or person. Employee acknowledges and agrees that Employer has substantial relationships with its Customers, Vendors and Prospective Customers, which Employer expends significant time and resources in acquiring and maintaining, and that Employer has confidential information pertaining to its business and its Customers, Vendors and Prospective Customers, and that Employer’s confidential information and relationships with its Customers, Vendors and Prospective Customers constitute significant and valuable assets of Employer.

For purposes of this Section 15, “Customer” shall mean any person or entity which has purchased products or services from Employer and/or entered into any contract for products or services with Employer within the one (1) year immediately preceding the Termination Date; “Prospective Customer” shall mean any person or entity which has expressed interest in purchasing products or services from Employer or expressed interest in entering into any contract for products or services with Employer within the one (1) year immediately preceding the Termination Date; and “Vendor” shall mean any supplier, person or entity from which Employer has purchased products or services during the one (1) year immediately preceding the Termination Date.

16.               Non-Disclosure of Confidential Information. During the course of his employment, Employee acknowledges that he has had access to confidential information and materials, including, but not limited to, Employer’s, or its affiliates’, proprietary or confidential information, technical data, trade secrets or know-how, including research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information disclosed to Employee by Employer, either directly or indirectly, in writing, orally or by drawings or inspection of documents or other tangible property (hereinafter “Confidential Information”).

As a material inducement to Employer to provide Employee with the separation benefits set forth herein, Employee hereby agrees that he shall hold in strictest confidence, and shall not use, and shall not disclose to any person or entity, any Confidential Information. Employee recognizes that, in connection with his employment with Employer, he has received from third parties their confidential or proprietary information subject to a duty on Employer’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that he shall hold in strictest confidence, and shall not use, or not disclose to any person or entity, such third party confidential or proprietary information. Employee’s obligations under this Section are subject to his rights under Section 6 of the Agreement.

17.               Return of Employer Property. Employee agrees that he will return to Employer all documents, records, data, or other non-public information (recorded in any manner) that were furnished to him or prepared by him in connection with his employment by Employer (“Employer Information”), with the exception of documents relating to his compensation or benefits to which Employee is entitled following the termination of his employment. Employee further agrees that he will not retain any copies or duplicates of any Employer Information. Employee further agrees to return any equipment or other property that was furnished to him by Employer.

18.               Confidential Agreement. Employee shall keep confidential the terms and content of this Agreement, the fact of the execution of the Agreement and the circumstances leading to the execution of the Agreement, and shall not disclose them except as necessary to his accountants, attorneys, income tax preparers or similar professionals, each of whom shall be bound by the confidentiality requirements contained herein. Nothing in this provision precludes Employee from disclosing the terms and content of the Agreement to members of his immediate family. Employee’s obligations under this provision are subject to his rights under Section 6 of the Agreement.

19.               Cooperation. Employee agrees to cooperate with and provide requested assistance to Employer with respect to any claim, cause of action, litigation, or other matter involving Employer or its affiliates, in which (a) he (i) has significant knowledge, or (ii) was intimately involved, during the course of his employment with Employer, and (b) such requested assistance and/or cooperation is reasonably necessary and appropriate. Employer will provide Employee with reasonable advance notice of its desire to request cooperation and assistance from him. Employer will reimburse Employee for reasonable expenses incurred as part of his compliance with this provision. Nothing in this section is intended to require Employee to provide anything but truthful and accurate information or testimony in the event he is asked for information or called to testify.  Employee’s obligations under this provision are subject to his rights under Section 6 of the Agreement.

20.                  Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016.  Notwithstanding any other provision of this Agreement, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (i) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Notwithstanding any other provision of this Agreement, if Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose Employer’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

21.               Severability. If any portion of the Agreement is void or deemed unenforceable for any reason, the unenforceable portion shall be deemed severed from the remaining portions of the Agreement which shall otherwise remain in full force and effect. Notwithstanding the preceding sentence, the parties expressly agree that the releases and related provisions embodied in Sections 5 to 8 of the Agreement are the essence of this Agreement and should any of these Sections be deemed invalid or unenforceable, this Agreement shall be null and void.

22.               Choice of Law and Consent to Jurisdiction. The Agreement is governed by the laws of the State of Nevada, without regard to conflicts of law principles, and any action to enforce the Agreement shall be brought in the federal or state courts located in the State of New York. The parties hereby consent to the personal jurisdiction and venue of such courts for any such action, regardless of where they may reside or work at the time of such dispute. In the event of any lawsuit seeking to enforce the terms of this Agreement, the parties agree that: (a) this Agreement shall be confidential and may not be filed with the Court except under seal and only to the extent necessary to seek enforcement thereof; and (b) any such lawsuit will be heard without a jury and Employee and Employer each waive their right to a jury in any such lawsuit.

23.               Entire Agreement. The Agreement constitutes the entire agreement between the parties and supersedes any and all prior agreements or understandings between them. This Agreement, however, does not affect the validity or enforceability of any obligations that Employee undertook or agreements Employee signed in connection with his employment with Employer. These obligations remain in effect and will continue to be binding as set forth therein.

24.               Modifications. The Agreement may be modified only in a writing signed by both parties.

25.               No Admission of Liability. The Agreement does not, and shall not in any way be construed to, constitute an admission of wrongdoing or liability by either party.

26.               Counterparts. This Agreement may be executed in two (2) or more counterparts, and execution in such manner shall in no way affect or alter the validity of this Agreement or the rights and responsibilities of the parties hereto. Delivery of signatures by facsimile or pdf will be accepted and are agreed by all parties to be treated the same as original signatures.

/s/ Philip Anderson		/s/ Chris Ferguson
Philip Anderson		Edison Nation, Inc.

Date:	6/7/2019	By:	Chris Ferguson

		Date:	6/7/2019